UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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AptarGroup, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424 March 24, 2006
Dear Stockholder,
       It is my pleasure to invite you to attend our annual meeting of stockholders on Wednesday, May 3, 2006. At the meeting, we will review AptarGroup’s performance for fiscal year 2005 and our outlook for the future.
       A notice of the annual meeting and proxy statement are attached. You will also find enclosed voting instructions. The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to vote by the internet or by telephone, or alternatively, to complete and return the enclosed proxy card as soon as possible in the accompanying postage-paid envelope.
       I look forward to seeing you on May 3th and addressing your questions and comments.

Sincerely,

Carl A. Siebel
President and Chief Executive Officer

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424 March 24, 2006
NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

       The annual meeting of stockholders of AptarGroup, Inc. will be held on Wednesday, May 3, 2006 at 9:00 a.m., at the offices of Sidley Austin LLP, One South Dearborn Street, 38th Floor, Chicago, Illinois, 60603 to consider and take action on the following:

1.	Election of four directors to terms of office expiring at the annual meeting in 2009; and

2.	Transaction of any other business that is properly raised at the meeting.
      Your Board of Directors recommends a vote FOR the election of the director nominees.
      Stockholders owning our common stock as of the close of business on March 9, 2006 are entitled to vote at the annual meeting. Each stockholder has one vote per share.
      Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the internet, toll free telephone number or by completing and mailing the enclosed proxy card.

By Order of the Board of Directors,

Stephen J. Hagge
Secretary

i

ii

475 West Terra Cotta Ave, Suite E
Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION
        This proxy statement contains information related to the annual meeting of stockholders of AptarGroup, Inc. to be held on Wednesday, May 3, 2006, beginning at 9:00 a.m., at the offices of Sidley Austin LLP, One South Dearborn Street, 38th Floor, Chicago, Illinois, and at any postponements or adjournments of the meeting. The proxy statement was prepared under the direction of AptarGroup’s Board of Directors to solicit your proxy for use at the annual meeting. It will be mailed to stockholders on or about March 24, 2006.

Who is entitled to vote?
      Stockholders owning our common stock at the close of business on March 9, 2006 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. On March 9, 2006, there were 35,178,771 shares of common stock outstanding.

What am I voting on?
      You are asked to vote on the election of four nominees to serve on our Board of Directors. The Board of Directors knows of no other business that will be presented at the meeting. If other matters properly come before the annual meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposal?
      The Board recommends a vote FOR the election of each of the Director nominees. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?
      You can vote your proxy in any of the following ways:
       ▶By Internet: You can vote by internet by following the instructions on your proxy card. AptarGroup encourages shareholders to vote by internet because it allows the least costly method of tabulating votes.
       ▶By Telephone: You can vote by touch tone telephone by following the instructions on your proxy card.
       ▶By Mail: Sign, date and complete the enclosed proxy card and return it in the prepaid envelope.

•	When voting to elect directors, you have three options:

•	Vote for all nominees

•	Vote for only some of the nominees

•	Withhold authority to vote for all or some nominees
      If you return your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of all four nominees for director
      You can revoke your proxy at any time before it is exercised by any of the following methods:

•	Entering a new vote by internet or telephone

•	Writing to AptarGroup’s Corporate Secretary

•	Submitting another signed proxy card with a later date

•	Voting in person at the annual meeting

What is a quorum?
      A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of AptarGroup’s common stock on March 9, 2006. There must be a quorum for the meeting to be held. With respect to proposals other than the election of directors, if any, proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How are shares in a 401(k) plan voted?
      If you hold shares of AptarGroup through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by internet or by telephone, or by completing and returning your proxy card. If you do not vote by internet or telephone or if you do not return your proxy card, or if you return it with unclear voting instructions, the trustee will vote the shares in your 401(k) account in the same proportion as the 401(k) shares for which voting instructions are received.

How are shares held in a broker account voted?
      If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Any unvoted shares, called “broker non-votes,” will not affect the outcome of the matter put to a vote.

How many votes are required to elect each director nominee?
      The four persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and non-votes with respect to the election of directors will not affect the outcome of the election.

Who will count the votes?
      Our agent, ADP Investor Communication Services, will count the votes cast by proxy or in person at the annual meeting.

Following is the proposal to be voted on at this year’s annual meeting.

Proposal — Election of Directors

        The Board of Directors is currently comprised of ten members divided into three classes, with one class of directors elected each year for a three-year term. The Board of Directors proposes the following nominees, three of whom are currently serving as a director and one new nominee, to be elected for a new term expiring at the 2009 annual meeting. The new nominee, Mr. Stefan A. Baustert, was referred by Mr. Siebel to the Corporate Governance Committee of the Board of Directors for evaluation and consideration.
      If any of the director nominees is unable or fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

Nominees for Election at This Meeting to Terms Expiring in 2009

	Director
Name	Since	Age	Principal Occupation and Directorships

Stefan A. Baustert	—	50	From 2003 to the present, Mr. Baustert has been the Chief Financial Officer (“CFO”) and a member of the Managing Board of Singulus Technologies AG (optical storage media). From 1997 to 2002, he was the CFO and a member of the Managing Board of E-Plus Mobilfunk GmbH & Co. KG (mobile communications equipment and services).

Rodney L. Goldstein	2003	54	Mr. Goldstein has been Chairman of Frontenac Company LLC (private equity investing) since 2003. For more than the past five years, he has been Managing Director of Frontenac. Mr. Goldstein represents Frontenac on the boards of directors of several privately held companies.

Ralph Gruska	1993	74	For more than the past five years, Mr. Gruska has been retired. From 1989 to 1991, Mr. Gruska served as Chairman and Chief Executive Officer of the Cosmetics Packaging and Dispensers Division of Cope Allman Packaging plc (a United Kingdom packaging company).

Dr. Leo A. Guthart	1993	68	Dr. Guthart has been the Managing Member of the General Partner of Topspin Partners L.P. (venture capital investing) since 2000. From 2001 to 2003, he was Executive Vice President of the Home and Building Control Group of Honeywell International Inc. (“Honeywell”). From 2000 to 2001, Dr. Guthart was Chairman of the Security and Fire Solutions Group of Honeywell.
The Board of Directors recommends a vote FOR each of the nominees for Director.

Directors Whose Present Terms Continue Until 2007

	Director
Name	Since	Age	Principal Occupation and Directorships

Alain Chevassus	2001	61	Mr. Chevassus has been President of COSFIBEL (flexible plastic packaging) since 2000. From 1977 to 1999, he was President and Chief Executive Officer of Techpack International (a cosmetic packaging division of Alcan, Inc.).
Stephen J. Hagge	2001	54	Mr. Hagge has been Executive Vice President, Chief Financial Officer and Secretary of AptarGroup since 1993.
Carl A. Siebel	1993	71	Mr. Siebel has been President and Chief Executive Officer of AptarGroup since 1995.

Directors Whose Present Terms Continue Until 2008

	Director
Name	Since	Age	Principal Occupation and Directorships

King W. Harris	1993	62	Mr. Harris has been Chairman of the Board since 1996. Since 2000, he has been Chairman of Harris Holdings, Inc. (investments) and since 2002, he has served as Chairman of the Board of the Rehabilitation Institute of Chicago. Mr. Harris is also a director of Alberto-Culver Co. (a health and beauty products company).
Peter H. Pfeiffer	1993	57	Mr. Pfeiffer has been Vice Chairman of the Board since 1993.
Dr. Joanne C. Smith	1999	45	Dr. Smith is a physician at the Rehabilitation Institute of Chicago (“RIC”) and became the President of RIC’s National Division in 2005. From 2002 to 2005, she served as RIC’s Senior Vice President, Corporate Strategy and from 1997 to 2002, she served as Senior Vice President and Chief Operating Officer of RIC’s Corporate Partnership Division. Dr. Smith is also a director of Hillenbrand Industries, Inc. (healthcare, deathcare).

Board Structure and Meeting Attendance
        The Board of Directors has four committees: the Corporate Governance, Audit, Compensation and Executive Committees. Each committee is governed by a charter approved by the Board of Directors. The Board has made these charters available through the Corporate Governance link on the Investor Relations page of the AptarGroup website at the following address: http://www.aptargroup.com. Each member of the Corporate Governance, Audit and Compensation Committees meets the independence requirements of the New York Stock Exchange. Committees report their actions to the full Board at its next regular meeting. An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them. A description of the duties of each committee follows the table below.
      The Board met 8 times in 2005. No current director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which each director served. AptarGroup does not have a formal policy regarding director attendance at the annual meeting of stockholders. Messrs. Hagge, Harris and Siebel attended the 2005 annual meeting.

Committee Membership and Meetings Held
Corporate
Name	Governance		Audit		Compensation		Executive

A. Chevassus	X

R. L. Goldstein			X

R. Gruska			X		X

Dr. L. A. Guthart			X	*	X	*

Prof. Dr. R. W. Hacker	X

S. J. Hagge							X

K. W. Harris	X	*			X		X	*

P. H. Pfeiffer							X

C. A. Siebel							X

Dr. J. C. Smith			X

Number of Meetings in Fiscal 2005	3		10		4		4

X*	Chairperson

Corporate Governance Committee
       ▶Identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors.

▶	Reviews recommendations for new directors which come from Board members, stockholders or outside parties.

▶	Develops and recommends to the Board standards to be applied in determining director independence.

▶	Develops and recommends to the Board corporate governance principles.

▶	Reviews and recommends to the Board appropriate compensation for directors.

▶	Makes recommendations to the Board regarding changes to the size and composition of the Board or any Board Committee.

Audit Committee
       ▶Oversees the financial reporting process, system of internal controls and audit process of AptarGroup.

▶	Reviews the qualifications, independence and audit scope of AptarGroup’s external auditor.

▶	Is responsible for the appointment, retention, termination, compensation and oversight of the external auditor.

▶	Reviews AptarGroup’s process for monitoring compliance with laws, regulations and its Code of Business Conduct and Ethics.

▶	Reviews AptarGroup’s annual and interim financial statements.

Compensation Committee
       ▶Evaluates CEO and senior officer performance in light of their goals and objectives and establishes the individual elements of their total compensation.

▶	Reviews and approves, for the CEO and other senior officers, employment agreements, severance agreements and change in control provisions/agreements.

▶	Annually reviews the succession plans affecting corporate and other key management positions.

▶	Reviews and makes recommendations to the Board regarding AptarGroup’s compensation plans, including with respect to incentive-compensation plans and equity-based plans, policies and programs.

▶	Approves grants and/or awards of restricted stock, stock options and other forms of equity-based compensation.

Executive Committee

▶	May exercise certain powers of the Board, when the Board is not in session, in the management of the business and affairs of AptarGroup.

Board Compensation
        Employees of AptarGroup do not receive any additional compensation for serving as members of the Board or any of its committees. Compensation of non-employee directors consists of the following:

▶	an annual retainer of $24,000, payable $6,000 per quarter

▶	a fee of $3,500 for each Board meeting attended in person and $1,000 for any teleconference Board meeting

▶	a fee of $1,000 for each committee meeting attended in person, $1,000 for each phone meeting of the Audit Committee, and $250 for each phone meeting of a committee other than the Audit Committee

▶	an annual retainer of $5,000 for the Chairpersons of the Audit and Compensation Committees

▶	an annual fee of $110,000 is paid to the Chairman of the Board, who is not an executive of AptarGroup, in lieu of the annual retainer and any meeting fees
      Each director is reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.
      Pursuant to the 2004 Director Stock Option Plan, on May 9, 2005, each non-employee director (currently seven persons) was granted a non-qualified option to purchase 8,000 shares of common stock at a purchase price of $51.33 per share. Of the option shares granted, 2,000 shares became exercisable six months after the date of grant and an additional 2,000 shares will become exercisable on the earlier of each anniversary of the date of grant or the day before each annual meeting of stockholders. Under the 2004 Director Stock Option Plan, a non-employee director is only eligible for one grant under the Plan.

Corporate Governance
        AptarGroup’s corporate governance documents, including our Corporate Governance Principles, Code of Business Conduct and Ethics, and Board Committee Charters, are available through the Corporate Governance link on the Investor Relations page of the AptarGroup web site at the following address: http://www.aptargroup.com. Stockholders may obtain copies of these documents, free of charge, by sending a written request to our principal executive office at: 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.
Corporate Governance Principles
      The Board of Directors has adopted a set of Corporate Governance Principles to provide guidelines for AptarGroup and the Board of Directors to ensure effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, Board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the Board any changes to the principles.
Code of Business Conduct and Ethics
      Ethical business conduct is a shared value of our Board of Directors, management and employees. AptarGroup’s Code of Business Conduct and Ethics applies to our Board of Directors as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer.
      The Code of Business Conduct and Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to AptarGroup’s business. AptarGroup encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. In the event that an amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers is necessary, AptarGroup intends to post such information on its web site.
Independence of Directors
      Our Corporate Governance Guidelines provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with AptarGroup either directly or as a partner, stockholder or officer of an organization that has a relationship with AptarGroup. Our Board of Directors has determined that all non-management directors (seven out of ten directors) are independent in accordance with the New York Stock Exchange listing standards. The Board has made this determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

•	The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

•	The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor (“Firm”).

•	The director is a current employee of such a Firm.

•	The director has an immediate family member who is a current employee of such a Firm and who participates in the Firm’s audit, assurance or tax compliance work (but not tax planning) practice.

•	The director was, or has an immediate family member who was, within the last three years (but is no longer) a partner or employee of such a Firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•	The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the Company’s, or any executive officer’s, annual charitable contributions to the organization exceeds or exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue.
Audit Committee
      The Board of Directors has determined that each member of the Audit Committee is financially literate and independent in accordance with the requirements of the New York Stock Exchange. The Board of Directors has also determined that Rodney L. Goldstein and Dr. Leo A. Guthart qualify as “audit committee financial experts” as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this determination, the Board of Directors considered, among other things, the relevant experience of Mr. Goldstein and Dr. Guthart as described under “Election of Directors.” The Audit Committee operates under a written charter that complies with all current regulatory requirements.
Executive Sessions
      Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not company officers. Executive sessions are led by a “Presiding Director.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Mr. Harris has been designated as the Presiding Director.

Nomination of Directors
      It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders. The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election. In order to recommend a candidate, stockholders must submit the individual’s name, date of birth, and qualifications in writing to the Committee (in care of the Secretary at AptarGroup’s principal executive office at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under “Other Matters — Stockholder Proposals” for a director nomination.
      In identifying and evaluating nominees for Director, the Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, the Committee may take into consideration such factors and criteria as it deems appropriate, including the nominee’s character, judgment, business experience and acumen. In addition to nominees recommended by stockholders, the Committee also considers candidates recommended by management or other members of the Board. The Committee evaluates candidates recommended for Director by stockholders in the same way that it evaluates any other nominee.
Communications with the Board of Directors
      The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Presiding Director or the non-management directors as a group. A stockholder may contact the Board of Directors or an individual director by writing to their attention at AptarGroup’s principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by AptarGroup’s independent directors.

Security Ownership of Certain Beneficial Owners and Management
        The following table contains information with respect to the beneficial ownership of common stock, as of March 9, 2006, by (a) the persons known by AptarGroup to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director or director nominee of AptarGroup, (c) each of the executive officers of AptarGroup named in the Summary Compensation Table below, and (d) all directors, director nominees and executive officers of AptarGroup as a group. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

Security Ownership of Certain Beneficial Owners and Management
	Shares Owned

			Options Exercisable
	Number of	Percentage	Within 60 Days of
Name	Shares (1)	(2)	March 9, 2006

Neuberger & Berman LLC (3) 605 Third Avenue New York, NY 10158	4,666,985	13.3	—
State Farm Mutual Automobile Insurance Company (4) One State Farm Plaza Bloomington, IL 61710	2,805,832	8.0	—
Wachovia Corporation (5) One Wachovia Center Charlotte, NC 28288	1,844,387	5.2	—
Stefan A. Baustert	—	—	—
Alain Chevassus	9,250	*	4,000
Rodney L. Goldstein	8,000	*	8,000
Ralph Gruska	9,000	*	7,000
Dr. Leo A. Guthart (6)	55,010	*	20,000
Prof. Dr. Robert W. Hacker	10,000	*	8,000
Stephen J. Hagge (7)	189,196	*	166,334
King W. Harris	260,806	*	20,000
Emil D. Meshberg	202,222	*	79,334
Peter H. Pfeiffer	845,729	2.4	358,668
Eric S. Ruskoski	123,491	*	115,334
Carl A. Siebel (8)	497,187	1.4	402,000
Dr. Joanne C. Smith (9)	16,874	*	16,000
All Directors, Director Nominees and Executive Officers as a Group (21 persons) (10)	2,833,477	7.7	1,688,509

*	Less than one percent.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable within 60 days of March 9, 2006.

(2)	Based on 35,178,771 shares of common stock outstanding as of March 9, 2006 plus options to purchase shares held by any such person that are exercisable within 60 days of that date.

(3)	The information as to Neuberger & Berman LLC and related entities (“Neuberger & Berman”) is derived from a statement 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Neuberger & Berman has the sole power to vote 126,142 shares, the shared power to vote 3,550,600 shares and the shared power to dispose of 4,666,985 shares.

(4)	The information as to State Farm Mutual Automobile Insurance Company and related entities (“State Farm”) is derived from a statement on Schedule 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote and dispose of 2,774,832 shares and the shared power to vote and dispose of 31,000 shares.

(5)	The information as to Wachovia Corporation and related entities (“Wachovia”) is derived from a statement on Schedule 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Wachovia has the sole power to vote 1,819,079 shares, the shared power to vote 5,950 shares, has the sole power to dispose of 1,824,367 and the shared power to dispose of 73 shares.

(6)	Dr. Guthart shares the power to vote and dispose of 27,878 shares.

(7)	Mr. Hagge shares the power to vote and dispose of 4,719 shares.

(8)	Mr. Siebel shares the power to vote and dispose of 91,993 shares.

(9)	Dr. Smith shares the power to vote and dispose of 704 shares.

(10)	Includes 140,033 shares as to which voting and disposing power is shared other than with directors and executive officers of AptarGroup.

Compensation Committee Report on Executive Compensation

Compensation Policy
      The compensation policy is designed to support AptarGroup’s overall objective of increasing stockholder value by:
       ▶Attracting, motivating and retaining key executives who are critical to the long-term success of AptarGroup.
       ▶Awarding short-term incentives based upon respective unit performance and overall AptarGroup performance.
       ▶Aligning executive and stockholder interests through a stock-based long-term incentive program which will reward executives for increased stockholder value.

      Section 162(m) of the U.S. Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to AptarGroup’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year, or is “performance based”, as defined in Section 162(m). The Compensation Committee’s general policy is to qualify U.S. incentive compensation of executives for deductibility under Section 162(m).
      The total compensation program consists of three components:

Base Salary
      Management performance and accomplishment of goals and objectives are important factors in determining base salary increases. In addition, the salary ranges of executive officers are established in relation to competitive market data provided by outside executive compensation consultants and review of proxy statements of similar publicly-held companies in the packaging industry. Comparisons are made to positions with similar job responsibilities in companies with comparable revenue to that of AptarGroup. Four of the companies used in establishing salary ranges are included in the Value Line Packaging & Container Industry Group used in the performance graph below. Generally, salaries are established between the 50th and 75th percentiles of market rates. Salaries are reviewed annually and compared to market rates every two years.

Short-term Incentives
      Executives are eligible for annual bonuses based upon:
       ▶Profit growth
       ▶Return on capital
       ▶Achievement of other goals and objectives
       ▶General management performance
      Profit growth and return on capital are weighted most important in determining annual bonuses. The bonuses of Messrs. Siebel, Pfeiffer and Hagge are discretionary as determined by the Committee after reviewing AptarGroup’s overall performance, strategic actions implemented and individual leadership achievements. Based upon an evaluation of these criteria, including, in particular, the strong financial performance of AptarGroup during 2005 in which AptarGroup reported record net sales and earnings per share and achieved its 40th consecutive year of sales growth, the total 2005 bonuses for Messrs. Siebel and Pfeiffer were increased approximately 13% and 8%, respectively. Mr. Hagge’s total 2005 bonus decreased approximately 6% when compared to the prior year. For 2005, the bonuses of Messrs. Meshberg and Ruskoski were determined by a formula that takes into consideration, among other criteria, profit growth and return on capital of their respective operating group and AptarGroup’s earnings per share growth.

Long-term Incentives
      Executives are eligible for awards of stock options and restricted stock under AptarGroup’s Stock Awards Plans. The awards to executives are made to provide an incentive for future performance to increase stockholder value and the awards generally vest ratably over a three year period. The members of the Compensation Committee administer this Plan. In 2005, the total amount of options granted was approximately 1.7% of the total stock outstanding. As reflected in the table of option grants, stock options were granted on January 19, 2005 to all of the named executive officers. Awards were determined in relation to the individual’s position and responsibility. The exercise price of the options equaled the market price of AptarGroup’s common stock on the date of the grants.
      To further encourage executive officer share ownership, executive officers may defer up to 50% of their annual cash bonus and receive, in lieu of cash, a grant of restricted stock units equal to the deferred amount plus an additional 20%. The value of each restricted stock unit is determined by the closing share price on the New York Stock Exchange on the day of grant. All of the restricted stock units vest ratably over three years from the date of grant and dividends are paid on vested units only.

Chief Executive Officer Compensation
      Mr. Siebel’s 2005 salary was increased by approximately 6% to $740,000 in January 2005, as compensation for his performance. The Committee typically sets the CEO’s compensation slightly above the 50th percentile of the salary range for comparable companies. His 2005 bonus of $650,000 was established based upon AptarGroup’s overall performance, strategic actions implemented and leadership achievements. During 2005, Mr. Siebel was awarded an option to purchase 90,000 shares of common stock.

COMPENSATION COMMITTEE

Dr. Leo A. Guthart, Chairman
Ralph Gruska
King W. Harris

Executive Compensation

Summary Compensation Table
      The following table sets forth compensation information for the President and Chief Executive Officer and AptarGroup’s four other most highly compensated executive officers serving at the end of 2005 (the “named executive officers”).

Summary Compensation Table
		Annual Compensation		Long-Term
				Compensation Awards
						Securities
						Underlying
			Cash	Restricted		Options/	All Other
Name and Principal		Salary	Bonus	Stock Awards		SARs	Compensation
Position	Year	($)	($)	($) (1)		(#)	($)

Carl A. Siebel	2005	740,000	650,000	—		90,000	473,000	(2)
President and Chief	2004	700,000	575,000	—		90,000	472,000
Executive Officer	2003	660,000	500,000	—		90,000	402,000
Peter H. Pfeiffer	2005	495,000	430,000	—		70,000	4,074	(3)
Vice Chairman of	2004	465,000	400,000	—		70,000	4,071
the Board	2003	440,000	350,000	—		70,000	3,705
Stephen J. Hagge	2005	380,000	350,000	60,000	(4)	35,000	11,357	(5)
Executive Vice	2004	355,000	375,000	60,000		35,000	10,764
President and Chief	2003	335,000	275,000	60,000		35,000	10,264
Financial Officer
and Secretary
Eric S. Ruskoski	2005	325,000	126,300	24,000	(4)	17,000	10,417	(6)
President,	2004	313,000	53,300	30,000		17,000	9,987
Seaquist	2003	302,000	67,600	24,000		17,000	9,487
Closures LLC
Emil D. Meshberg	2005	353,000	28,250	33,900	(4)	17,000	10,938	(7)
Vice President,	2004	343,000	41,865	—		17,000	10,492
Chief Executive	2003	334,000	40,100	48,120		17,000	9,992
Officer of Emsar,
Inc.

(1)	The number and value of restricted stock units held by the named executive officers as of December 31, 2005, respectively, are as follows:

Carl A. Siebel — 3,194 / $166,727
Peter H. Pfeiffer — 314 / $16,391
Stephen J. Hagge — 2,954 / $154,199
Eric S. Ruskoski — 1,551 / $80,962
Emil D. Meshberg — 1,487 / $77,621

The restricted stock units were valued using the closing share price on the New York Stock Exchange of $52.20 on December 31, 2005. All of the shares of restricted stock units vest ratably over three years from the date of grant and dividends are paid on vested shares only.

(2)	Represents payments to Mr. Siebel in accordance with a pension agreement. In lieu of accruing additional retirement benefits for Mr. Siebel beyond the year 2000, the Company’s Compensation Committee and Mr. Siebel agreed that annual benefits under the pension agreement would be fixed at 60% of his 2000 salary, subject to cost of living adjustments. Further information can be found under “Employment Agreements” in this Proxy Statement. Amounts are denominated in Euros and were translated to U.S. dollars using average exchange rates for each respective year.

(3)	Consists of premiums on Company-provided term life insurance.

(4)	Restricted stock unit values are based upon the closing share price on the New York Stock Exchange of $55.02 on February 9, 2006 and the issuance of the following units at the election of the named executives in lieu of a portion of their 2005 annual bonus: Stephen J. Hagge — 1,091, Eric S. Ruskoski — 436 and Emil D. Meshberg — 616. All of the restricted stock units vest ratably over three years from the date of grant and dividends are paid on vested shares only.

(5)	Consists of $7,000 for Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan, $3,207 for Company-provided supplemental disability insurance and $1,150 for Company-provided term life insurance.

(6)	Consists of $7,000 for Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan, $3,151 for Company-provided supplemental disability insurance and $266 for Company-provided term life insurance.

(7)	Consists of $7,000 for Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan and $3,938 for Company-provided term life insurance.

Option Grants
      The following table shows all grants in 2005 of stock options to the named executive officers. The exercise price of all such options was the fair market value on the date of grant. No SARs were granted in 2005.

	Individual Grants (1) (2)

					Potential Realizable Value
	Number of				at Assumed Annual Rates
	Securities	% of Total	Per		of Stock Price Appreciation
	Underlying	Options	Share		for Option Term
	Options	Granted to	Exercise
	Granted	Employees	Price	Expiration
	(#)	in 2004	($)	Date	5% ($)	10% ($)
Name

Carl A. Siebel	90,000	14.9	48.50	1/19/15	2,745,090	6,956,640
Peter H. Pfeiffer	70,000	11.6	48.50	1/19/15	2,135,070	5,410,720
Stephen J. Hagge	35,000	5.8	48.50	1/19/15	1,067,535	2,705,360
Eric S. Ruskoski	17,000	2.8	48.50	1/19/15	518,517	1,314,032
Emil D. Meshberg	17,000	2.8	48.50	1/19/15	518,517	1,314,032

(1)	All options become exercisable in equal one-third annual increments beginning one year from the grant date. Upon the occurrence of a change in control of AptarGroup, all options become exercisable in full and at the discretion of the Board may be surrendered for a cash payment.

(2)	All options listed in the table expire ten years after their date of grant. Based on 35,675,406 shares of common stock outstanding on January 19, 2005, the closing price per share of common stock of $48.50 on January 19, 2005 and a ten-year period, the potential realizable value to all stockholders at 5% and 10% assumed annual rates of stock appreciation would be approximately $1,088,136,000 and $2,757,566,000.

Aggregated Option Exercises and Option Values at Year-End
      The following table provides information as to options exercised and the value of options held by the named executive officers at year-end measured in terms of the closing price of the common stock on December 31, 2005. AptarGroup has not granted any SARs.

			Number of Securities		Value of Unexercised
			Underlying Options at		In-the-Money Options at
	Shares		December 31, 2005 (#)		December 31, 2005 ($)
	Acquired
	on	Value
	Exercise	Realized		Not		Not
Name	(#)	($)	Exercisable	Exercisable	Exercisable	Exercisable

Carl A. Siebel	—	—	448,000	180,000	11,525,940	3,062,700
Peter H. Pfeiffer	66,000	2,144,850	312,000	140,000	7,690,254	2,382,100
Stephen J. Hagge	16,000	551,960	143,000	70,000	3,518,022	1,191,050
Eric S. Ruskoski	—	—	104,000	34,000	2,604,623	578,510
Emil D. Meshberg	20,000	583,250	68,000	34,000	1,663,110	578,510

Employment Agreements
      Mr. Siebel’s employment agreement provides for employment through December 31, 2006 at a minimum salary of $780,000 per year (which is the 2006 salary approved by the Compensation Committee), which amount may be increased (but not decreased) over the remaining term of the agreement and provides for a payment of three months’ salary to his survivors in the event of his death while employed. The agreement provides for an automatic extension for a period of one year, unless it is terminated by AptarGroup or Mr. Siebel by written notice seven months before the end of the then current contract period. A separate pension agreement provides Mr. Siebel with annual pension compensation, subject to cost of living adjustments, of 60% of his Euro denominated 2000 salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life. Mr. Siebel began receiving payments from this pension in February 2000, and pension payments for the year 2005, which are denominated in Euros, were equivalent to approximately $473,000. Benefits are not subject to reduction for Social Security benefits or other offset items.
      Mr. Pfeiffer’s employment agreement provides for employment through April 21, 2008 at a minimum salary of $525,000 per year (which is the 2006 salary approved by the Compensation Committee), which amount may be increased (but not decreased) over the remaining term of the agreement and provides for a payment of three months’ salary to his survivors in the event of his death while employed. The agreement provides for an automatic extension for a period of five years, unless it is terminated by AptarGroup or Mr. Pfeiffer by written notice one year before the end of the then current contract period; however, the agreement automatically terminates on June 28, 2013. A separate pension agreement provides Mr. Pfeiffer with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year’s salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Pension benefits would normally commence at age 60, but reduced benefits are available after age 55 subject to a minimum annual payment of approximately $170,000. Estimated annual pension benefits upon retirement at age 60 (assuming the 2005 salary remains constant) are equivalent to $315,000. Benefits are not subject to reduction for Social Security or other offset items.
      Mr. Hagge’s employment agreement expires December 1, 2008. The agreement automatically extends for one additional year each December 1. AptarGroup or Mr. Hagge may terminate the automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date. The agreement provides that Mr. Hagge will receive a minimum salary of $400,000 (which is the 2006 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Hagge is entitled to additional term life and supplementary long-term disability insurance coverage. If employment ends on account of death, Mr. Hagge’s estate will receive one-half of the annual salary that Mr. Hagge would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Hagge is entitled to receive an amount equal to one year’s salary (based on the salary then in effect) and medical and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Hagge terminates the agreement without “good reason” (as defined in the agreement) or he retires, he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Hagge is terminated without “cause” (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.
      After a change in control of AptarGroup, if Mr. Hagge’s employment is terminated without “cause” or if he terminates his employment for “good reason”, in each case within two years following the change in control, Mr. Hagge is entitled to receive (i) a lump-sum payment equal to two times his annual salary and bonus amounts, based on the highest annualized amounts received in the 12 month period preceding the termination, (ii) a prorated annual bonus and (iii) all medical, disability and life insurance coverage then in effect for a period of two years following termination. In the event that such payments and benefits subject Mr. Hagge to any excise tax, Mr. Hagge would generally be entitled to receive a “gross-up” payment to reimburse him for such excise tax. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Hagge from, among other things, becoming employed by a competitor of AptarGroup for a period of one or two years following termination (depending on the nature of the termination).
      Mr. Ruskoski’s employment agreement contains terms that are substantially identical to Mr. Hagge’s agreement, except that Mr. Ruskoski’s agreement provides that he will receive a minimum salary of $340,000 (which is the 2006 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement.

      Mr. Meshberg’s employment agreement provides for employment through February 17, 2007 at a minimum annual salary of $365,000 (which is the 2006 salary approved by the Compensation Committee), which amount may be increased (but not decreased) over the remaining term of the agreement. The agreement provides for an automatic extension for a period of one year, unless it is terminated by AptarGroup or Mr. Meshberg by written notice six months before the end of the then current contract period. Mr. Meshberg’s employment agreement provides that if he is terminated without “cause” or if he terminates for “good reason” (which includes, among other things, a change in control of AptarGroup), Mr. Meshberg will continue to receive his salary until the later to occur of February 17, 2008 or 24 months following the date of termination of employment. Mr. Meshberg is also entitled to receive any accrued salary and bonus through the date of termination, as well as certain other benefits.

Pension Plans
      Substantially all of the U.S. employees of AptarGroup and its subsidiaries are eligible to participate in the AptarGroup Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement computed as a straight life annuity equals the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year’s compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year’s compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year’s “Covered Compensation” and 1.85% of such year’s compensation above such “Covered Compensation” and for each year thereafter, 1.2% of such year’s compensation. The employee’s compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, bonuses, subject to such year’s limit applicable to tax-qualified retirement plans. The employee’s “Covered Compensation” under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee’s Social Security retirement age, assuming that such year’s Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55. Benefits are not subject to reduction for Social Security benefits or other offset items.
      U.S. employees of AptarGroup and its subsidiaries participating in the Pension Plan are also eligible for AptarGroup’s non-qualified supplemental retirement plan (“SERP”). The benefits payable under the SERP will generally be in the form of a single sum and will be computed as a single life annuity equal to the sum of the separate amounts the participant accrues for each year of credited service. Such separate amounts are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant’s “Supplemental Earnings;” and for each year after 35 years of credited service, 1.2% of such year’s “Supplemental Earnings.” “Supplemental Earnings” is generally the difference between (i) the participant’s earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant’s recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits in the event of a change of control.
      Estimated annual benefits payable under the Pension Plan and the SERP upon retirement at normal retirement age for Messrs. Hagge, Ruskoski and Meshberg are approximately $269,000, $142,000 and $88,000, respectively.
      Messrs. Siebel and Pfeiffer are not eligible to receive benefits under the Pension Plan but, as described above under “Employment Agreements”, Messrs. Siebel and Pfeiffer are entitled to certain pension benefits pursuant to their respective employment agreements.

Equity Compensation Plan Information
        The following table provides information, as of December 31, 2005, relating to AptarGroup’s equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. AptarGroup does not have any equity compensation plans that were not approved by stockholders.

	Number of				Number of Securities
	Securities to Be		Weighted		Remaining Available for
	Issued Upon		Average Exercise		Future Issuance under
	Exercise of		Price of		Equity Compensation
	Outstanding		Outstanding		Plans (excluding
	Options, Warrants		Options, Warrants		Securities reflected in
	and Rights		and Rights		Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by stockholders (1)	3,843,421	(2)	$32.96	(3)	1,562,395

(1)	Plans approved by stockholders include the AptarGroup Stock Awards Plans and Director Stock Option Plans.

(2)	Includes 18,015 restricted stock units.

(3)	Restricted stock units are excluded when determining the weighted average exercise price of outstanding options.

Performance Graph
        The following graph shows a five year comparison of the cumulative total stockholder return on AptarGroup’s common stock as compared to the cumulative total return of two other indexes: the Value Line Packaging & Container Industry Group (“Peer Group”) and the Standard & Poor’s 500 Composite Stock Price Index. The companies included in the Peer Group are: American Greetings Corporation, Inc., AptarGroup, Inc., Ball Corporation, Bemis Company, Inc., Caraustar Industries, Inc., Chesapeake Corporation, CLARCOR Inc., Crown Cork & Seal Company, Inc., Mead Westvaco, Owen-Illinois, Inc., Packaging Corporation of America, Pactiv Corporation, Rock-Tenn Company, Sealed Air Corporation, Silgan Holdings, Inc., Smurfit-Stone Container Corporation and Sonoco Products Company. Changes in the Peer Group from year to year result from companies being added to or deleted from the Value Line Packaging & Container Industry Group. These comparisons assume an initial investment of $100 and the reinvestment of dividends.
Comparison of 5 Year Cumulative Stockholder Return

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

AptarGroup	100	120	108	136	186	186
Peer Group	100	125	132	158	191	181
S&P 500	100	88	69	88	98	103

Certain Transactions
        In 1999, AptarGroup acquired companies that were owned by Mr. Emil Meshberg and certain members of his family. Mr. Meshberg became an executive officer of AptarGroup immediately following the acquisitions and he continues to serve in such capacity. AptarGroup currently leases real estate from, makes license royalty payments to and sells products to entities related to Mr. Meshberg or certain members of his family. The transactions between AptarGroup and these entities were at arms-length and, in 2005, amounted to lease payments of approximately $184,000, license royalty payments of approximately $30,000 and sales of approximately $180,000. Also in 2005, AptarGroup had sales of approximately $1.2 million to All American Containers, a company at which Mr. Meshberg’s son is employed as a salesperson.
      Mr. Andreas Siebel is the son of Mr. Carl A. Siebel, the Company’s President and Chief Executive Officer and a Director of AptarGroup. In 2005, Mr. Andreas Siebel served in the capacity of Sales Manager for one of AptarGroup’s European subsidiaries and received salary and bonus compensation of approximately $149,000.

Section 16(a) Beneficial Ownership Reporting Compliance
        Based solely upon a review of reports and written representations furnished to it, AptarGroup believes that during 2005 all filings with the Securities and Exchange Commission by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of AptarGroup’s common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except that Mr. Francois Boutan filed one report which included one transaction that had not been reported on a timely basis.

Audit Committee Report
        Management is responsible for AptarGroup’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of AptarGroup’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of AptarGroup.
      During the course of the fiscal year ended December 31, 2005, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Committee provided advice to management during this process.
      The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
      In addition, the Committee discussed with the independent registered public accounting firm’s independence from AptarGroup and its management, and the independent registered public accounting firm provided the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In considering the independence of AptarGroup’s independent registered public accounting firm, the Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under “Other Matters — Independent Auditor Fees” in this Proxy Statement.
      Based on the review and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in AptarGroup’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dr. Leo A. Guthart, Chairman
Rodney L. Goldstein
Ralph Gruska
Dr. Joanne C. Smith

Other Matters

Independent Auditor Fees
      PricewaterhouseCoopers LLP served as independent registered pubic accounting firm for the year ended December 31, 2005. The Audit Committee’s decision regarding the selection of the independent registered public accounting firm to audit AptarGroup’s consolidated financial statements for the year ending December 31, 2006 has not yet been made. It is expected that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, with the opportunity to make a statement if he or she should so desire, and will be available to respond to appropriate questions.
      The following table sets forth the aggregate fees charged to AptarGroup by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2005 and 2004 fiscal years and for other services rendered during the 2005 and 2004 fiscal years to AptarGroup and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

		% of		% of
Fee Category:	2005	Total	2004	Total

Audit Fees	$2,363,000	98%	$2,850,000	85%
Audit-Related Fees	17,000	1%	470,000	14%
Tax Fees	33,000	1%	20,000	1%
All Other Fees	—	—	—	—

Total Fees	$2,413,000	100%	$3,340,000	100%

      Audit Fees primarily represent amounts billed for the audit of AptarGroup’s annual financial statements, reviews of SEC Forms 10-Q and 10-K, statutory audit requirements at certain non-U.S. locations, and for work related to the attestation of management’s report on the effectiveness of internal controls over financial reporting according to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.
      Audit-Related Fees include amounts related to consultations concerning financial accounting and reporting standards and new regulations, and additionally in 2004, these fees included approximately $420,000 for services related to AptarGroup’s preparation to meet the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 as well as other fees related to the audits of benefit plans.
      Tax Fees primarily represent amounts billed for tax compliance and preparation services including federal, state and international tax compliance, assistance with tax audits and appeals, and tax work related to foreign entity statutory audits.
      The Audit Committee’s policies and procedures require pre-approval for all audit and permissible non-audit service to be performed by AptarGroup’s independent registered public accounting firm. These services are generally pre-approved by the entire Audit Committee.

Proxy Solicitation
      AptarGroup will pay the cost of soliciting proxies for the annual meeting. Although AptarGroup has not engaged a proxy solicitor in connection with the 2006 annual meeting, AptarGroup may elect to do so and, in such case, would pay a customary fee for these services. AptarGroup also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of AptarGroup and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/ Form 10-K
      AptarGroup’s Annual Report/ Form 10-K for the year ended December 31, 2005 is being distributed with this proxy statement. Stockholders can refer to the report for financial and other information about AptarGroup, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

Stockholder Proposals
      In order to be considered for inclusion in AptarGroup’s proxy materials for the 2007 annual meeting of stockholders, and in order for any stockholder to recommend a candidate for director to be considered by the Corporate Governance Committee, the proposal or candidate recommendation must be received at AptarGroup’s principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by November 24, 2006. In addition, AptarGroup’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must include with such recommendation any information that would be required by the Company’s Bylaws if the stockholder were making the nomination directly.
      Stockholders at the 2006 annual meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 9, 2006, who is entitled to vote at the annual meeting and who has given AptarGroup’s Secretary timely written notice, in proper form, of the stockholder’s proposal or nomination. A stockholder proposal or nomination intended to be brought before the 2006 annual meeting must have been received by the Secretary on or after February 2, 2006 and on or prior to March 4, 2006. The 2007 annual meeting is expected to be held on May 2, 2007. A stockholder proposal or nomination intended to be brought before the 2006 annual meeting must be received by the Secretary on or after February 1, 2007 and on or prior to March 3, 2007. A stockholder proposal or nomination must include the information requirements set forth in AptarGroup’s Bylaws.
By Order of the Board of Directors,
Stephen J. Hagge
Secretary
Crystal Lake, Illinois
March 24, 2006

475 W. TERRA COTTA AVENUE
SUITE E
CRYSTAL LAKE, IL 60014
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AptarGroup, Inc.

Nominees for Election of Directors:
1.	01) Stefan A. Baustert
02) Rodney L. Goldstein
03) Ralph Gruska
04) Dr. Leo A. Guthart
IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

AptarGroup, Inc.
475 West Terra Cotta Ave., Suite E
Crystal Lake, IL 60014
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Ralph A. Poltermann and Matthew J. DellaMaria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc., to be held on May 3, 2006, and at any adjournment or postponement thereof.
The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR ALL Director Nominees. This proxy revokes any proxy previously given.